Exhibit (a)(1)(A)

COMPANY NOTICE

TO HOLDERS OF PIXELWORKS, INC.

1.75% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2024

CUSIP Numbers: 72581M AA 5 and 72581M AB 3

April 13, 2011

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions set forth in the Indenture, dated as of May 18, 2004 (the “Indenture”), between Pixelworks, Inc., an Oregon corporation (the “Company”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), and the Company’s 1.75% Convertible Subordinated Debentures due 2024 (the “Notes”) that, at the option of each holder (each, a “Holder”) of the Notes, the Notes will be purchased by the Company on May 16, 2011 (the “Put Purchase Date”) for 100% of the principal amount of the Notes, plus any accrued and unpaid interest up to, but excluding, such Put Purchase Date (the “Put Purchase Price”), subject to the terms and conditions of the Indenture, the Notes and this Company Notice and related notice materials, as amended and supplemented from time to time (the “Put Option”). Holders may surrender their Notes for purchase pursuant to the Put Option from 9:00 a.m., New York City time, on April 13, 2011 through 5:00 p.m., New York City time, on May 11, 2011 (the “Expiration Date”). Accrued interest on the Notes up to, but excluding, the Put Purchase Date, which is also an interest payment date under the terms of the Notes, will be paid to the record Holders as of the close of business on May 1, 2011, prior to or concurrently with the payment of the Put Purchase Price. Accordingly, we expect that there will be no accrued and unpaid interest due as part of the Put Purchase Price. Capitalized terms used but not specifically defined in this Company Notice shall have the meanings given to such terms in the Indenture and the Notes. Wells Fargo Bank, National Association, is the Paying Agent for the Put Option and the Conversion Agent for the Notes.

The Trustee has informed us that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC as described in this Company Notice.

To exercise your option to have the Company purchase the Notes and receive payment of the Put Purchase Price in respect of such Notes, you must validly deliver a purchase notice in the form enclosed herewith (a “Purchase Notice”) to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date and effect a book-entry transfer of the Notes to the Paying Agent as further described in this Company Notice; such book-entry transfer being a condition to receipt by a Holder of the Put Purchase Price therefor.

Notes surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, by delivering a valid written notice of withdrawal in the form enclosed herewith (a “Withdrawal Notice”) to the Paying Agent and complying with the withdrawal procedures of DTC as further described in this Company Notice.

The name and address of the Paying Agent, Trustee and Conversion Agent is as follows:

Wells Fargo Bank, National Association

707 Wilshire Blvd, 17th Floor

MAC: E2818-176

Los Angeles, CA 90017

Attn: Maddy Hall

Phone: (213) 614-2588

Fax: (213) 614-3355

Email: madeliena.j.hall@wellsfargo.com

Additional copies of this Company Notice may be obtained from the Paying Agent at its address set forth above.

No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and related notice materials (collectively, as amended or supplemented from time to time, the “Put Option Materials”), and if given or made, such information or representations must not be relied upon as having been authorized. The Put Option Materials do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Put Option Materials shall not, under any circumstances, create any implication that the information contained herein is current as of the time subsequent to the date of such information. None of the Company, its board of directors or its employees is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Put Option. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option.

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Option. We urge you to read carefully the remainder of this Company Notice and the other documents that are referenced in this document because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this document and the documents referenced herein. In this Company Notice, “Pixelworks,” “we,” “us,” “our” and the “Company” refer to Pixelworks, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

Who is offering to purchase the Notes?

The Company is offering to purchase all Notes validly surrendered and not validly withdrawn at the option of the Holder thereof.

Why is Pixelworks offering to purchase my Notes?

The right of each Holder of the Notes to sell and the obligation of the Company to purchase the Notes pursuant to the Put Option is a term of the Notes and has been a right of Holders from the time the Notes were issued. We are required to purchase the Notes of any Holder exercising the Put Option pursuant to the terms of the Notes and Indenture.

What securities is Pixelworks obligated to purchase?

We are obligated to purchase all of the Notes that are validly surrendered by the Holders, at their option, and not validly withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date (May 11, 2011). As of April 12, 2011, an aggregate principal amount of $15,779,000 of the Notes was outstanding.

How much is Pixelworks offering to pay for the Notes and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we are offering to pay in cash the Put Purchase Price of 100% of the principal amount of the Notes, plus any accrued and unpaid interest up to, but excluding, the Put Purchase Date, with respect to any and all Notes validly surrendered for purchase and not validly withdrawn. Accrued interest on the Notes up to, but excluding, the Put Purchase Date, which is also an interest payment date under the terms of the Notes, will be paid to the record Holders as of the close of business on May 1, 2011, prior to or concurrently with the payment of the Put Purchase Price. Accordingly, we expect that there will be no accrued and unpaid interest due as part of the Put Purchase Price.

What are the significant conditions to the Put Option?

The purchase by us of validly surrendered Notes is not subject to any condition other than such purchase being lawful and in satisfaction of the procedural requirements described in this Company Notice. The Notes will be purchased by us pursuant to the terms of and conditions specified in Section 6(b) of the Notes and in Section 11.02 of the Indenture.

What is the market value of the Notes?

There is no established reporting or trading system for the Notes. We believe that trading in the Notes has been limited and sporadic. Our common stock is listed on the NASDAQ Global Market (“NASDAQ”) under the symbol “PXLW.” On April 12, 2011, the closing price of our common stock, as reported on the NASDAQ, was $3.49 per share.

When does the Put Option expire?

The Put Option expires at 5:00 p.m., New York City time, on the Expiration Date. We will not extend the period Holders have to accept the Put Option unless required to do so by applicable law. The Holders may also require the Company to purchase the Notes on each of May 15, 2014 and May 15, 2019.

What is the process for surrendering Notes?

To surrender your Notes for purchase pursuant to the Put Option, you must validly deliver a properly completed Purchase Notice to the Paying Agent and surrender the Notes through DTC on or after April 13, 2011, but no later than 5:00 p.m., New York City time, on the Expiration Date (May 11, 2011).

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If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to tender your Notes and instruct that nominee to timely surrender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should tender your Notes electronically through DTC’s Automatic Tender Offer Program (“ATOP”) system, subject to the terms and procedures of that system.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

By tendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Company Notice.

When will Holders receive payment for surrendered Notes?

We will accept for payment all validly surrendered Notes promptly upon expiration of the Put Option. We will forward to the Paying Agent the appropriate amount of cash required to pay the Put Purchase Price for the surrendered Notes on or promptly following the Put Purchase Date, and the Paying Agent will promptly distribute the cash to DTC, the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

Can Holders withdraw surrendered Notes?

You may withdraw your surrendered Notes at any time on or before 5:00 p.m., New York City time, on the Expiration Date (May 11, 2011) in accordance with the procedures described in this Company Notice.

Do I need to do anything if I do not wish to surrender my Notes for purchase?

No. If you do not surrender your Notes before the expiration of the Put Option, we will not purchase your Notes and such Notes will remain outstanding subject to their existing terms.

If I choose to surrender my Notes for purchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes or none of your Notes for purchase; however, you must surrender your Notes in a principal amount at maturity of $1,000 or an integral multiple thereof.

What happens to Notes that are not surrendered?

Any Notes that are not surrendered will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes.

May Holders still convert Notes into shares of Pixelworks common stock?

Yes, you will continue to have the right to convert the Notes into shares of the Company’s common stock, if they are otherwise convertible in accordance with Article 12 of the Indenture and the terms of the Notes. However, if you tender your Notes in the Put Option, you may only convert your Notes if you properly withdraw your Notes before your right to withdraw has expired.

If I am a United States resident for United States federal income tax purposes, will I have to pay taxes if I surrender my Notes for purchase in the Put Option?

The receipt of cash in exchange for Notes pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequences to you.

Who is the Paying Agent?

Wells Fargo Bank, National Association, the Trustee under the Indenture and the Conversion Agent for the Notes, is serving as Paying Agent in connection with the Put Option. Its address and telephone and facsimile numbers are set forth on the cover page of this Company Notice.

Who can I talk to if I have questions about the Put Option?

Questions and requests for assistance in connection with the Put Option may be directed to the Paying Agent. The Paying Agent’s address and telephone and facsimile numbers are set forth on the cover page of this Company Notice.

Is Pixelworks making any recommendation about the Put Option?

None of the Company or its board of directors or employees are making any recommendation as to whether or not you should tender your Notes pursuant to the Put Option. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1. Information Concerning the Company. Pixelworks, Inc., an Oregon corporation (the “Company”), is obligated to purchase its 1.75% Convertible Subordinated Debentures due 2024 (the “Notes”) that have been validly surrendered for purchase pursuant to the Put Option and not validly withdrawn. The Notes are convertible into the Company’s common stock, $0.001 par value per share (“Common Stock”), subject to the terms, conditions and adjustments specified in the Indenture and the Notes.

The Company is an innovative designer, developer and marketer of video and pixel processing semiconductors and software for high-end digital video. Pixelworks was founded in 1997 and is incorporated under the laws of the State of Oregon. Our principal executive offices are located at 224 Airport Parkway, Suite 400, San Jose, California 95110. Our main telephone number at that address is (408) 200-9200.

2. Information Concerning the Notes. The Notes were issued under an Indenture (the “Indenture”), dated as of May 18, 2004, between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). The Notes were issued on May 18, 2004 in an original principal amount of $125,000,000, with an additional $25 million principal amount issued on June 4, 2004 pursuant to the exercise of an option to buy an over-allotment amount by the initial purchasers of the Notes for a total aggregate principal amount issued of $150,000,000. The Notes are due in 2024 and bear interest at a rate of 1.75% per annum, payable on May 15th and November 15th of each year.

We have filed a shelf registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the Notes and the Common Stock issuable upon conversion of the Notes. The registration statement was declared effective on August 24, 2004. In 2006, we purchased and retired $10,000,000 principal amount of the Notes. In 2008, we purchased and retired $79,366,000 principal amount of the Notes. In 2009, we purchased and retired $44,855,000 principal amount of the Notes. As of April 12, 2011, an aggregate principal amount of $15,779,000 of the Notes was outstanding.

2.1. The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, the Company is obligated to purchase all Notes validly surrendered for purchase and not validly withdrawn, at the option of each holder of the Notes (each, a “Holder”), on May 16, 2011 (the “Put Purchase Date”). In accordance with the terms of the Indenture, this Put Option will expire at 5:00 p.m., New York City time, on May 11, 2011 (the “Expiration Date”), which is 3 business days prior to the Put Purchase Date. The period that Holders have to exercise the Put Option will not be extended unless required by applicable law. The Holders will also have the ability to require the Company to acquire the Notes on May 15, 2014 and May 15, 2019 in accordance with the terms of the Indenture. In addition, if the Company experiences a Fundamental Change (as defined in the Indenture), Holders may require the Company to purchase all or a portion of their Notes, subject to specified exceptions, in accordance with the terms of the Indenture. The purchase by the Company of validly surrendered Notes is not subject to any condition other than such purchase being lawful and the procedural requirements described in this Company Notice. The Notes will be purchased by us pursuant to the terms and conditions specified in Section 6(b) of the Notes and in Section 11.02 of the Indenture.

2.2 Put Purchase Price. Pursuant to the Indenture and the Notes, the purchase price to be paid by the Company for the Notes on the Put Purchase Date is 100% of the principal amount of such Notes plus any accrued and unpaid interest up to, but excluding, the Put Purchase Date (the “Put Purchase Price”). Accrued interest on the Notes up to, but excluding, the Put Purchase Date, which is also an interest payment date under the terms of the Notes, will be paid to the record Holders as of the close of business on May 1, 2011, prior to or concurrently with the payment of the Put Purchase Price. Accordingly, we expect that there will be no accrued and unpaid interest due as part of the Put Purchase Price. Interest will cease to accrue on any purchased Securities after the Put Purchase Date, if we have delivered the Put Purchase Price therefor to the Paying Agent. The Put Purchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Notes surrendered for purchase will be accepted only in principal amounts at maturity equal to $1,000 or integral multiples thereof.

The Put Purchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Common Stock. Thus, the Put Purchase Price may be significantly higher or lower than the market price of the Notes on the Put Purchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the Common Stock before making a decision whether to surrender their Notes for purchase.

None of the Company or its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Company Notice. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option.

2.3 Conversion Rights of the Notes. Holders that do not surrender their Notes for purchase pursuant to the Put Option will maintain the right to convert their Notes into Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. Any Notes which are validly surrendered pursuant to the Put Option may be converted in accordance with the terms of the Indenture and the Notes only if such surrender has been validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date, as described in Section 4 below.

The Notes are convertible, under certain circumstances, into our Common Stock at a conversion rate of 13.6876 shares of Common Stock per $1,000 principal amount of Notes. This is equivalent to a conversion price of approximately $73.06 per share. The Notes are convertible (a) if the sale price of our Common Stock, for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 130% of the conversion price per share of our Common Stock, (b) during the five business day period following any five consecutive trading day period in which the trading price of the Notes for each day of such period was less than 98% of the product of the closing sale price of our Common Stock and the number of shares issuable upon conversion of $1,000 principal amount of the Notes, subject to certain exceptions, (c) if the Notes have been called for redemption, or (d) in the event of certain other specified corporate transactions described in the Notes. If Notes are converted into Common Stock, they cannot be surrendered pursuant to the Put Option or otherwise settled in cash.

2.4 Market for the Notes and the Company’s Common Stock. There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar Notes. Following the expiration of the Put Option, we expect that Notes not purchased in the Put Option will continue to be traded over the counter; however, the trading market for the Notes may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of a significant amount of the Notes pursuant to the Put Option will reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following the Put Option. We cannot assure you that a market will exist for the Notes following the Put Option. The extent of the public market for the Notes following consummation of the Put Option will depend upon, among other things, the remaining outstanding principal amount at maturity of the Notes at such time, the number of holders of Notes remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes. The Trustee has informed us that, as of the date of this Company Notice, all of the Notes are held in global form through DTC. As of the close of business on April 12, 2011, there was $15,779,000 aggregate principal amount at maturity of Notes outstanding and DTC was the sole record Holder of the Notes.

The Common Stock into which the Notes are convertible is traded on the NASDAQ Global Market under the symbol “PXLW.” The following table sets forth quarterly high and low prices for trades of our Common Stock during the quarters indicated:

	2011				2010		2009
	High		Low		High	Low	High	Low
First Quarter	$3.72		$3.30		$5.87	$2.97	$0.84	$0.37
Second Quarter	$3.51	(1)	$3.49	(1)	$5.78	$2.98	$1.97	$0.56
Third Quarter					$3.62	$2.62	$4.06	$1.25
Fourth Quarter					$3.91	$3.15	$4.09	$2.15

(1)	The high and low prices for trades for the second fiscal quarter is through April 12, 2011. The closing price of our Common Stock on April 12, 2011, was $3.49 per share.

As of April 12, 2011, there were approximately 13,637,225 shares of Common Stock outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the Common Stock before making any decision to surrender your Notes pursuant to the Put Option.

2.5 Optional Redemption. Beginning on May 15, 2011, we may redeem the Notes, in whole at any time, or in part from time to time, for cash at a price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest up to, but excluding, the applicable redemption date, as provided for in the Indenture and the Notes.

2.6 Holder’s Right to Require Redemption Upon Fundamental Change. Each Holder may require us to redeem all or any part of its Notes if there is a Fundamental Change (as defined in the Indenture), at a redemption price equal to 100% of their principal amount plus any accrued and unpaid interest up to, but excluding, the redemption date.

2.7 Ranking. The Notes are unsecured obligations and are subordinated in right of payment to all our existing and future senior debt and effectively subordinated to all existing and future debt of our subsidiaries.

2.8 Dividends. The Holders of Notes are not entitled to dividends. Upon conversion of any Notes into Common Stock in accordance with the terms and conditions of the Indenture and the Notes, the Holders will be entitled to dividends, if any, made to holders of Common Stock.

3. Procedures to be Followed by Holders Electing to Surrender Notes for Purchase. Holders will not be entitled to receive the Put Purchase Price for their Notes unless prior to 5:00 p.m., New York City time, on the Expiration Date, they (1) validly deliver a properly completed purchase notice in the form enclosed herewith (a “Purchase Notice”) to Wells Fargo Bank, National Association, as Paying Agent (the “Paying Agent”), and (2) validly surrender their Notes in accordance with this Section 3 and do not validly withdraw such Notes. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount at maturity or an integral multiple thereof. If Holders do not validly surrender their Notes on or before 5:00 p.m., New York City time, on the Expiration Date, their Notes will remain outstanding subject to the existing terms of the Notes.

3.1 Method of Delivery. The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through DTC’s Automatic Tender Offer Program (“ATOP”). Delivery of Notes, a Purchase Notice and any other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

3.2 Agreement to be Bound by the Terms of the Put Option. By surrendering Notes through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Notes shall be purchased as of the Put Purchase Date pursuant to the terms and conditions set forth in this Company Notice;

•	such Holder has received this Company Notice and acknowledges that this Company Notice provides the notice required pursuant to the Indenture;

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upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all the Notes surrendered, (ii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes and (iii) irrevocably constitutes and appoints Wells Fargo Bank, National Association, as Paying Agent, as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Put Purchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Company Notice;

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such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

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such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

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such Holder understands that all Notes properly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Put Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Company Notice and related notice materials, as amended and supplemented from time to time;

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payment for Notes purchased pursuant to this Company Notice will be made by deposit of the Put Purchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

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surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

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all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of such Holder and every obligation of such Holder and shall be binding upon such Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

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the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

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all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of Purchase Notices) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

3.3 Delivery of Notes.

Notes Held Through a Custodian. A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Notes in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date.

Notes in Global Form. A Holder that is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Notes by electronically transmitting such Holder’s acceptance through ATOP, subject to the terms and procedures of that system on or prior to 5:00 p.m., New York City time, on the Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by the Holder or by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the terms of the Put Option, including those set forth above under “—Agreement to be Bound by the Terms of the Put Option.”

You bear the risk of untimely submission of your Notes. If you wish to validly surrender your Notes, you must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

4. Right of Withdrawal. Notes surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In order to validly withdraw Notes, prior to 5:00 p.m., New York City time, on the Expiration Date, Holders must (1) validly deliver a properly completed withdrawal notice in the form attached herewith (a “Withdrawal Notice”) to the Paying, and (2) comply with the withdrawal procedures of DTC.

This means a Holder must deliver, or cause to be delivered, in addition to a Withdrawal Notice to the Paying Agent, a valid withdrawal request through ATOP from the tendering DTC participant before 5:00 p.m., New York City time, on the Expiration Date. The DTC withdrawal request must:

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specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

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be submitted through the DTC ATOP system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

Notes withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above.

You bear the risk of untimely withdrawal of previously surrendered Notes. If you wish to validly withdraw your Notes, you must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of Withdrawal Notices and DTC withdrawal requests.

5. Payment for Surrendered Notes. We will forward to the Paying Agent the appropriate amount of cash required to pay the Put Purchase Price for the surrendered Notes on or promptly following the Put Purchase Date, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly surrendered, delivered and not validly withdrawn its Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

The total amount of funds required by us to purchase all of the Notes is $15,779,000 (assuming all of the Notes are validly surrendered for purchase and accepted for payment). We intend to use cash on hand to purchase surrendered Notes. We do not have any plans to finance any of this purchase price for the Notes.

6. Notes Acquired. Any Notes purchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. Except as publicly disclosed on or prior to the date of this Company Notice, the Company does not currently have any plans which would be material to a Holder’s decision to surrender Notes for purchase in the Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

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any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

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any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes.

Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	the Company will not purchase any Notes from such persons; and

•	during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

A list of the directors and executive officers of the Company is attached to this Company Notice as Annex A.

9. Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Put Option, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition of the Notes as described in this Company Notice. Should any approval or other action be required, we presently intend to seek the approval or take the action. However, we cannot assure you that we would be able to obtain any required approval or take any other required action.

10. Purchases of Notes by the Company and its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Put Option until at least the tenth business day after the Put Purchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Put Purchase Price. Any decision to purchase Notes after the Put Option, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Put Option, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

11. Material United States Tax Considerations. The following summary describes certain U.S. federal income tax consequences relating to the Put Option as of the date hereof. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”), so as to result in U.S. federal income tax consequences different from those discussed below. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. This summary does not address all aspects of U.S. federal income tax related to the Put Option and does not address all tax consequences that may be relevant to Holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to Holders that may be subject to special tax treatment, including dealers in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. Holders (as defined below) of Notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities and their members;

•	tax consequences to former citizens or residents of the United States;

•	U.S. federal alternative minimum tax consequences, if any; and

•	any other U.S. federal, state, local or foreign tax consequences.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisor.

This summary of certain U.S. federal income tax consequences is for general information only and is not tax advice for any particular investor. Furthermore, this summary only applies to beneficial owners of Notes that hold their Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). If you are considering exercising the Put Option, you should consult your tax advisor concerning the U.S. federal income, estate and gift tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. Holder” to refer to a beneficial owner of Notes, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

We use the term “Non-U.S. Holder” to describe a beneficial owner of Notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. Holder.

U.S. Holders of Notes That Receive Cash under the Put Option

Sale of the Notes. A U.S. Holder that receives cash in exchange for Notes pursuant to the Put Option will recognize gain or loss equal to the difference between the amount realized on the disposition of the Notes pursuant to the Put Option and the U.S. Holder’s adjusted tax basis in such Notes. The amount realized will equal the amount of cash received for such Notes (other than amounts, if any, attributable to accrued and unpaid interest, which amounts will be treated as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income). A U.S. Holder’s adjusted tax basis in the Notes generally will equal the cost of such Notes to such U.S. Holder, increased by any amounts includible in income by the U.S. Holder as market discount pursuant to an election, and reduced by any amortized premium which the U.S. Holder has previously elected to deduct. Subject to the market discount rules discussed below, such gain or loss generally will be capital gain or loss. Capital gains of non-corporate U.S. Holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation for U.S. federal income tax purposes. The deductibility of capital losses is subject to limitations.

Market Discount. A U.S. Holder that has acquired Notes with more than a de minimis market discount (i.e., more than a de minimis excess of the stated redemption price at maturity over the basis of such Notes immediately after acquisition by the U.S. Holder) generally will be required to treat gain on the sale of such Notes as ordinary income to the extent of the market discount accrued to the date of the disposition and not previously included in the U.S. Holder’s income. Market discount accrues on a ratable basis, unless the U.S. Holder elects to accrue the market discount using a constant-yield method.

Information Reporting and Backup Withholding for U.S. Holders. In general, information reporting requirements will apply to payments made to U.S. Holders, other than certain exempt recipients, that surrender their Notes. Each U.S. Holder will be asked to provide to the Paying Agent such Holder’s correct taxpayer identification number and certify that such Holder is not subject to backup withholding. Backup withholding at the applicable rate (currently 28%) will apply to payments made to a U.S. Holder if the U.S. Holder fails to timely provide its correct taxpayer identification number or certification of exempt status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders of Notes That Receive Cash under the Put Option

Sale of the Notes. A Non-U.S. Holder that realizes gain in connection with the receipt of cash in exchange for Notes pursuant to the Put Option generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition of the Notes and certain other conditions are met; or

•

the Company is, or has been, a U.S. real property holding corporation (“USRPHC”) during the shorter of the Non-U.S. Holder’s holding period or the five-year period ending on the date of disposition and certain other requirements are satisfied. We believe that we are not, nor have we been, a USRPHC.

If a Non-U.S. Holder is described in the first bullet point above, it will be subject to tax on the net gain derived from the disposition of the Notes at regular graduated U.S. federal income tax rates, generally in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year attributable to such gain, subject to certain adjustments. If a Non-U.S. Holder is an individual described in the second bullet point above, such Holder will be subject to a 30% tax on the gain derived from the disposition of the Notes, which may be offset by certain U.S. source capital losses, even though such Holder is not considered a resident of the United States. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty.

No withholding of U.S. federal income tax will be required with respect to the portion of the payment, if any, attributable to accrued and unpaid interest on Notes held by a Non-U.S. Holder under the “portfolio interest” rule, provided that:

•

the Non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to the Company (actually or constructively) through stock ownership;

•	the Non-U.S. Holder is not a bank that received the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•

(a) the Non-U.S. Holder provides its name, address, and taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (b) the Non-U.S. Holder holds the Notes through certain foreign intermediaries or certain foreign partnerships, and the Non-U.S. Holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to Non-U.S. Holders that are pass-through entities.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest generally will be subject to the 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides us with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business then, although the Non-U.S. Holder will be exempt from the 30% withholding tax (provided the certification requirements discussed above are satisfied), the Non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net income basis at regular graduated U.S. federal income tax rates, generally in the same manner as if the Non-U.S. Holder were a U.S. Holder (unless an applicable income tax treaty provides otherwise). In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year attributable to such interest, subject to certain adjustments.

Information Reporting and Backup Withholding for Non-U.S. Holders. In general, a Non-U.S. Holder will not be subject to information reporting or backup withholding with respect to the payment made pursuant to the Put Option provided such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. However, information reporting (but not backup withholding) will generally apply to the portion of the payment attributable to any accrued and unpaid interest. Backup withholding is not an additional tax. A Non-U.S. Holder subject to the backup withholding rules will be allowed a credit in the amount withheld against such Non-U.S. Holder’s U.S. federal income tax liability and, if withholding results in an overpayment of tax, such Non-U.S. Holder may be entitled to a refund, provided that the required information is timely furnished to the IRS.

12. Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Issuer Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 9, 2011;

•	the Company’s Current Report on Form 8-K filed with the SEC on March 15, 2011;

•	all other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•

all documents filed with the SEC by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Company Notice and prior to 5:00 p.m., New York City time, on the Expiration Date;

•

the section entitled “Description of Debentures” in our Registration Statement on Form S-3 filed with the SEC on August 10, 2004 and any other amendment or report filed for the purpose of updating such description; and

•

the description of our Common Stock contained in our Registration Statement on Form S-1 filed with the SEC on February 25, 2000 and any other amendment or report filed for the purpose of updating such description.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. If a material change occurs in the information set forth in this Company Notice, we will amend the Schedule TO accordingly.

13. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

14. Definitions. All capitalized terms used but not specifically defined in this Company Notice shall have the meanings given to such terms in the Indenture and the Notes.

15. Conflicts. In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company or its board of directors or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Company Notice. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option.

PIXELWORKS, INC.

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of our board of directors and each of our executive officers. The business address and telephone number of each director and executive officer is: c/o Pixelworks, Inc., 224 Airport Parkway, Suite 400, San Jose, California 95110, telephone number (408) 200-9200.

Name	Position
Bruce A. Walicek	President and Chief Executive Officer, Director
Steven L. Moore	Vice President, Chief Financial Officer, Secretary and Treasurer
Reuben A. Aspacio	Vice President, Operations
Anthony G. Bozzini	Executive Vice President, Sales and Marketing
Tzoyao (“T”) Chan	Senior Vice President, Engineering
John Y. Lau	Senior Vice President, China General Manager
Graham D. Loveridge	Senior Vice President, Strategic Marketing and Business Development
Hongmin (Bob) Zhang	Senior Vice President, Technology and Chief Technology Officer
Richard L. Sanquini	Chairman of the Board
Mark A. Christensen	Director
Stephen L. Domenik	Director
James R. Fiebiger	Director
C. Scott Gibson	Director
Daniel J. Heneghan	Director

A-1

PURCHASE NOTICE TO PAYING AGENT

FOR PIXELWORKS, INC.

1.75% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2024

Wells Fargo Bank, National Association

707 Wilshire Blvd, 17th Floor

MAC: E2818-176

Los Angeles, CA 90017

Attn: Maddy Hall

HOLDER HEREBY GIVES NOTICE THAT:

1.	The undersigned holder (“Holder”) of Pixelworks, Inc. (the “Company”) 1.75% Convertible Subordinated Debentures due 2024 (the “Notes”) bearing CUSIP numbers 72581M AA 5 and 72581M AB 3 has elected to request the Company to purchase its Notes in an aggregate principal amount specified below on May 16, 2011 (the “Purchase Date”). Terms used and not defined herein have the meaning specified in the Indenture governing the Notes, dated as of May 18, 2004, between the Company and Wells Fargo Bank, National Association, as Trustee (the “Indenture”) or the Company Notice with which the form of this Purchase Notice was attached (the “Company Notice”), as applicable.

2.	The principal amount of Notes which Holder will deliver to be purchased is $ (which must be in principal amounts of $1,000 or an integral multiple of $1,000).

3.	Such Notes shall be purchased by the Company as of the Purchase Date pursuant to the terms and conditions specified in the Company Notice, Section 6(b) of the Notes and in Section 11.02 of the Indenture.

4.	Such Notes have not been issued as certificated Notes and Holder will make an electronic request for such Notes to be purchased by the Company through the ATOP system of The Depository Trust Company as described in the Company Notice.

5.	All communication to Holder should be sent to:

Dated:	, 2011

Name of Holder

Signature of Holder (or Holder’s authorized representative)

Signature Guarantee (participant in a recognized Signature Guarantee Medallion Program or other signature guarantor acceptable to the Trustee).

WITHDRAWAL NOTICE TO PAYING AGENT

FOR PIXELWORKS, INC.

1.75% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2024

Wells Fargo Bank, National Association

707 Wilshire Blvd, 17th Floor

MAC: E2818-176

Los Angeles, CA 90017

Attn: Maddy Hall

HOLDER HEREBY GIVES NOTICE THAT:

1.	The undersigned holder (“Holder”) of Pixelworks, Inc. (the “Company”) 1.75% Convertible Subordinated Debentures due 2024 (the “Notes”) bearing CUSIP numbers 72581M AA 5 and 72581M AB 3 hereby withdraws Holder’s previously delivered Purchase Notice with respect to the Notes described below. Terms used and not defined herein have the meaning specified in the Indenture governing the Notes, dated as of May 18, 2004, between the Company and Wells Fargo Bank, National Association, as Trustee (the “Indenture”) or the Company Notice to which the form of this Withdrawal Notice was attached (the “Company Notice”), as applicable.

2.	The portion of the principal amount of Notes previously surrendered pursuant to a Purchase Notice which the Holder hereby withdraws is $ (which portion must be in principal amounts of $1,000 or an integral multiple of $1,000).

3.	The portion of the principal amount of Notes previously surrendered that remains subject to the Purchase Notice delivered by Holder and for which Holder will deliver to be purchased is $ (which portion must be in principal amounts of $1,000 or an integral multiple of $1,000). Such Notes shall be purchased by the Company as of May 16, 2011 pursuant to the terms and conditions specified in the Company Notice, Section 6(b) of the Notes and in Section 11.02 of the Indenture. Such Notes have not been issued as certificated Notes and Holder will make an electronic request for such Notes to be purchased by the Company through the ATOP system of The Depository Trust Company as described in the Company Notice.

4.	All communication to Holder should be sent to:

Dated:	, 2011

Name of Holder

Signature of Holder (or Holder’s authorized representative)

Signature Guarantee (participant in a recognized Signature Guarantee Medallion Program or other signature guarantor acceptable to the Trustee).